Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF JUNE 19, 2015

AMONG

COBIZ FINANCIAL INC.

AND

U.S. BANK NATIONAL ASSOCIATION,
AS LENDER

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement (the "Agreement"), dated as of June 19, 2015, is among CoBiz Financial, Inc., a Colorado corporation, and U.S. Bank National Association, a national banking association, as Lender.  The parties hereto agree as follows:

ARTICLE I DEFINITIONS

As used in this Agreement:

"Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

"Act" is defined in Section 9.14.

"Advance" means a borrowing hereunder of Revolving Loans, made by Lender on the same Borrowing Date.

"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

"Agreement" means this credit agreement, as it may be amended or modified and in effect from time to time.

"Applicable Margin" means 225 basis points (2.25%).

"Article" means an article of this Agreement unless another document is specifically referenced.

"Authorized Officer" means any of the Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer of the Borrower, acting singly.

"Base Rate" means a rate per annum equal to (i) the LIBOR Rate plus (ii) the Applicable Margin, in each case changing when and as the LIBOR Rate is determined in accordance with this Agreement.

"Base Rate Advance" means an Advance which, except as otherwise provided in Section 2.8, bears interest at the Base Rate.

 "Borrower" means CoBiz Financial, Inc., a Colorado corporation, and its successors and assigns.

"Borrowing Date" means a date on which an Advance is made.

"Borrowing Notice" is defined in Section 2.6.

"Business Day" means a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

"Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

"Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

"Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 25% or more of the outstanding shares of voting stock of the Borrower on a fully diluted basis.

"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

"Commitment" means Lender's Revolving Commitment.

"Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

"Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

"Deposits" is defined in Section 10.1.

"Dollar" and "$" means the lawful currency of the United States of America.

"Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

"Event of Default" is defined in Article VII.

"Excluded Taxes" means, in the case of Lender, (i) Taxes imposed on its overall net income, franchise Taxes, and branch profits Taxes imposed on it, by the respective jurisdiction under the laws of which Lender is incorporated or is organized or in which its principal executive office is located or, in the case of Lender, in which Lender’s applicable Lending Installation is located, and (ii) any U.S. federal withholding taxes imposed by FATCA.

"Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

"Financial Contract" of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, subject at all times to Section 9.8.

"Hazardous Material" means any explosive or radioactive substances or wastes, any hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and any other substances or waters of any nature regulated pursuant to any Environmental Law.

"Highest Lawful Rate" shall mean, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.

"Indebtedness" of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) obligations of such Person as an account party with respect to standby and commercial Letters of Credit, (viii) Contingent Obligations of such Person, (ix) Net Mark to Market Exposure under Rate Management Transactions and other Financial Contracts, and (x) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

"Indemnified Taxes" means Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, other than Excluded Taxes and Other Taxes.

"Interest Payment Date" means the last day of each calendar month, provided, that if such day is not a Business Day, the Interest Payment Date shall be the next succeeding Business Day.

"Lender" means U.S. Bank National Association, and its successors and assigns.

"Lending Installation" means, with respect to Lender, the office, branch, subsidiary or affiliate of Lender listed on the signature pages hereof or on its Administrative Questionnaire (in the case of Lender) or otherwise selected by Lender pursuant to Section 2.14.

"LIBOR Rate" means, on any date of determination, the one-month LIBOR rate quoted by Bank from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each New York Banking Day, such rate rounded up to the nearest one-sixteenth percent.  The term "New York Banking Day" means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.  Bank's internal records of applicable interest rates shall be determinative in the absence of manifest error.

"Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

"Loan" means a Revolving Loan.

"Loan Documents" means this Agreement, the Negative Pledge Agreement, any Note or Notes executed by the Borrower in connection with this Agreement and payable to Lender, and any other document or agreement, now or in the future, executed by the Borrower for the benefit of Lender in connection with this Agreement.

"Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of Lender thereunder.

"Material Indebtedness Agreement" means any agreement under which any Indebtedness was created or is governed or which provides for the incurrence of Indebtedness.

"Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

"Net Mark-to-Market Exposure" of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions.  "Unrealized losses" means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and "unrealized profits" means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

"Non-Usage Fee Payment Date" means the first day of each fiscal quarter, provided, that if such day is not a Business Day, the Non-Usage Fee Payment Date shall be the next succeeding Business Day.

"Note" is defined in Section 2.10.

"Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to Lender or any indemnified party arising under the Loan Documents.

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

"PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

"Permitted Acquisition" means any Acquisition made by the Borrower or any of its Subsidiaries, provided that, (a) as of the date of the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.19 shall be true both before and after giving effect to such Acquisition, (b) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (c) the business to be acquired in such Acquisition is in the same line of business as the Borrower’s, (d) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, (e) the Borrower shall have furnished to Lender a certificate demonstrating in reasonable detail pro forma compliance with the financial covenant contained in Section 6.16 for such period, in each case, calculated as if such Acquisition, including the consideration therefor, had been consummated on the first day of such period, and (f) the Borrower shall have furnished to Lender a certificate signed by an Authorized Officer attesting that such Acquisition shall not result in a breach of the covenant set forth in Section 6.2.

"Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

"Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

"Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person, including without limitation any equity interests in such Person's Subsidiary Banks and other Subsidiaries.

"Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower or any subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

 "Rate Management Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

"Regulatory Action" means any cease and desist order, letter agreement, memorandum, or other similar regulatory action taken by a state or federal banking agency or other Person to which either the Borrower or any Subsidiary Bank is subject.

"Reprice Date" means the first day of each month.

"Revolving Commitment" means the obligation, if any, of Lender to make Revolving Loans to the Borrower, expressed as an amount representing the maximum possible amount of Lender’s Revolving Exposure hereunder.  The initial amount of Lender’s Revolving Commitment is set forth on Schedule I, as it may be modified (i) pursuant to Section 2.5, (ii) otherwise from time to time pursuant to the terms hereof.  As of the date of this Agreement, the amount of Lender's Revolving Commitments is $20,000,000.

"Revolving Exposure" means, as to Lender at any time, the principal Dollar Amount of its Revolving Loans outstanding at such time

"Revolving Loan" means, with respect to Lender, Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

"Revolving Loan Termination Date" means May 13, 2016, or any earlier date on which the Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

"Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

"Section" means a numbered section of this Agreement, unless another document is specifically referenced.

"Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

"Stated Rate" is defined in Section 2.17.

"Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

"Subsidiary Bank" means a Subsidiary that is a federally or state-chartered bank or thrift institution.

"Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries or property which is responsible for more than 10% of the consolidated net income of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

"Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

"Transferee" is defined in Section 11.2.

"Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

"U.S. Bank" means U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.

"Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary of which 100% of the beneficial ownership interests shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization of which 100% of the beneficial ownership interests shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II THE CREDITS

2.1. Commitment

.  From and including the date of this Agreement and prior to the Revolving Loan Termination Date, Lender agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrower, provided that, after giving effect to the making of each such Revolving Loan, the Dollar Amount of Lender’s Revolving Exposure shall not exceed its Revolving Commitment.  All Revolving Loans shall be made in Dollars.  Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Revolving Loan Termination Date.  Unless previously terminated, the Revolving Commitments to extend credit hereunder shall expire on the Revolving Loan Termination Date.

2.2. Ratable Loans

.  Each Advance hereunder shall consist of Revolving Loans made from Lender.  The Advances shall be Base Rate Advances.

2.3. Non-Usage Fee

.  The Borrower agrees to pay to Lender a non-usage fee at a per annum rate equal to 0.35% on the average daily available Revolving Commitment from the date hereof to and including the Revolving Loan Termination Date, payable on each Non-Usage Fee Payment Date hereafter and on the Revolving Loan Termination Date.

2.4. Minimum Amount of Each Advance

.  Each Base Rate Advance shall be in the minimum amount of $1,000,000, provided, however, that any Base Rate Advance may be in the amount of the available Revolving Commitment.

2.5. Reductions in Commitment; Optional Principal Payments

.  The Borrower may permanently reduce the Revolving Commitment in whole, or in part in integral multiples of $1,000,000, upon at least five Business Days’ written notice to Lender, which notice shall specify the amount of any such reduction.  All accrued commitment fees shall be payable on the effective date of any termination of the obligations of Lender to make Advances hereunder.  The Borrower may from time to time pay, without penalty or premium, all outstanding Base Rate Advances, or, in a minimum amount of $100,000, any portion of the outstanding Base Rate Advances upon same day notice to Lender.

2.6. Method of Requesting Advances

.  The Borrower shall give Lender irrevocable notice in the form of Exhibit C (a "Borrowing Notice") not later than 10:00 a.m. (Central Time) on the Borrowing Date of each Base Rate Advance, specifying:

(i)the Borrowing Date, which shall be a Business Day, of such Advance, and

(ii)the amount of such Advance.

2.7. Interest Rates

.  Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Base Rate Advance is made to but excluding the date it becomes due, at a rate per annum equal to the Base Rate for such day.  Changes in the rate of interest on any Base Rate Advance will take effect simultaneously with each change in the LIBOR Rate determined in accordance with this Section 2.7.  The LIBOR Rate shall be determined and reset monthly on the Reprice Date based on the LIBOR Rate in effect two Business Days prior to the Reprice Date.  If the initial Base Rate

Advance occurs other than on a Reprice Date, the initial LIBOR Rate shall be the LIBOR Rate in effect two Business Days prior to the date of the initial Base Rate Advance.

2.8. Rates Applicable After Event of Default

.  During the continuance of an Event of Default, Lender may, at its option, by notice to the Borrower (which notice may be revoked at the option of Lender), declare that each Base Rate Advance shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus 2% per annum, provided that, during the continuance of an Event of Default under this Agreement, the interest rates set forth in this sentence shall be applicable to all Advances without any election or action on the part of Lender.  After an Event of Default has been cured or waived, the interest rate applicable to Advances shall revert to the rates applicable prior to the occurrence of an Event of Default.

2.9. Method of Payment

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(a)  All payments of the Obligations under this Agreement and the other Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to Lender at Lender’s address specified pursuant to Article XIII, or at any other Lending Installation of Lender specified in writing by Lender to the Borrower, by 12:00 noon (Central Time) on the date when due.  Lender is hereby authorized to charge the account of the Borrower for each payment of principal, interest and fees as it becomes due hereunder.

(b)  The Borrower hereby unconditionally promises to pay to Lender the then unpaid principal amount of each Revolving Loan on the Revolving Loan Termination Date.

2.10. Evidence of Indebtedness

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 Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to Lender resulting from each Loan made by Lender from time to time, including the amounts of principal and interest payable and paid to Lender from time to time hereunder.

(a) Lender shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to Lender hereunder, and (iii) the amount of any sum received by Lender hereunder from the Borrower.

(b) Absent manifest error, the entries maintained in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(c) Lender may request that its Loans be evidenced by a promissory note representing its Revolving Loans substantially in the form of Exhibit D (each a "Revolving Note" or "Note").  In such event, the Borrower shall prepare, execute and deliver to Lender such Note or Notes payable to the order of Lender in a form supplied by Lender.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times be represented by one or more Notes payable to the order of the payee named therein, except to the extent that Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) of this Section 2.10.

2.11. Telephonic Notices

.  The Borrower hereby authorizes Lender to extend Advances and to transfer funds based on telephonic notices made by any person or persons Lender in good faith believes to be an Authorized Officer acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices to be given telephonically.  The Borrower agrees to deliver promptly to Lender a written confirmation (which may include e-mail) of each telephonic notice authenticated by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by Lender, the records of Lender shall govern absent manifest error.  The parties agree to prepare appropriate documentation to correct any such error within 10 days after discovery by any party to this Agreement.

2.12. Interest Payment Dates; Interest and Fee Basis

.  Interest accrued on each Base Rate Advance shall be payable on each Interest Payment Date, commencing with the first such date to occur after the date hereof and on the Revolving Loan Termination Date.  Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Central Time) at the place of payment.  If any payment of principal or interest on an Advance becomes due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

2.13. Intentionally Omitted

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2.14. Lending Installations

.  Lender may book its Advances at any Lending Installation selected by Lender and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by Lender for the benefit of any such Lending Installation.  Lender may, by written notice to Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.15. Intentionally Omitted

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2.16. Intentionally Omitted

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2.17. Limitation of Interest

.  The Borrower and Lender intend to strictly comply with all applicable laws, including applicable usury laws.  Accordingly, the provisions of this Section 2.17 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.17, even if such provision declares that it controls.  As used in this Section 2.17, the term "interest" includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations.  In no event shall the Borrower or any other Person be obligated to pay, or Lender have any right or privilege to reserve, receive or retain, (x) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any applicable state, or (y) total interest in excess of the amount which Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate.  On each day, if any, that the interest rate (the "Stated Rate") called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence.  Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate.  The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made.  None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.17, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate.  If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower’s Obligations to Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

2.18. Intentionally Omitted

.

ARTICLE III YIELD PROTECTION; TAXES

3.1. Taxes.

(a)Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law requires the deduction or withholding of any Tax from any such payment, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.1) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)The Borrower shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.

(c)The Borrower shall indemnify Lender, within 15 days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable actually incurred expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by Lender shall be conclusive absent manifest error.

(d)Intentionally Omitted.

(e)Within 30 days after any payment of Taxes by the Borrower to a governmental authority pursuant to this Section 3.1, the Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(f)(i)If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Lender shall deliver to the Borrower at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in this Section 3, below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(ii) If a payment made to Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that Lender has complied with Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(iii)Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(g)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.1 (including by the payment of additional amounts pursuant to this Section 3.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.1(g) (plus any penalties, interest or other charges imposed by the relevant governmental authority.  Notwithstanding anything to the contrary in this Section 3.1(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.1(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.2. Survival of Indemnity. The obligations of the Borrower under Section 3.1 above shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV CONDITIONS PRECEDENT

4.1. Initial Advance

.  Lender shall not be required to make the initial Advance hereunder unless each of the following conditions is satisfied:

(a)Lender shall have received executed counterparts of this Agreement.

(b)Lender shall have received a certificate, signed by the chief financial officer of the Borrower, stating that on the date of the initial Advance (1) no Default or Event of Default is continuing and (2) the representations and warranties in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(c)Lender shall have received a duly executed secretary certificate and incumbency certificate addressed to Lender in substantially the form of Exhibit A.

(d)Lender shall have received any Notes requested by Lender pursuant to Section 2.10 payable to the order of each such requesting Lender.

(e)Lender shall have received such documents and certificates relating to the organization, existence and good standing of the Borrower, the authorization of the transactions contemplated hereby and any other legal matters relating to the Borrower, the Loan Documents or the transactions contemplated hereby, all in form and substance satisfactory to the Lender and its counsel.

(f)Lender shall have received all fees and other amounts due and payable on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g)There shall not have occurred a material adverse change (x) in the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise), or results of operations of the Borrower and its Subsidiaries taken as a whole, since December 31, 2013, or (y) in the facts and information regarding such entities as represented by such entities to date.

(h)Lender shall have received evidence of all governmental, equity holder, and third party consents and approvals necessary in connection with the contemplated financing, and all applicable waiting periods shall have expired without any action being taken by any authority that would be reasonably likely to restrain, prevent, or impose any material adverse conditions on the Borrower and its Subsidiaries, taken as a whole, and no law or regulation shall be applicable that in the reasonable judgment of Lender could have such effect.

(i)No action, suit, investigation or proceeding shall be pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that would reasonably be expected to result in a Material Adverse Effect or that seeks to prevent, enjoin or delay the making of any Advances.

(j)Lender shall have received (i) pro forma financial statements giving effect to the initial Advances that demonstrate, in Lender's reasonable judgment, together with all other information then available to Lender, that the Borrower can repay its debts and satisfy its other obligations as and when they become due and can comply with the financial covenants set forth in Section 6.16, (ii) such information as Lender may reasonably request to confirm the tax, legal, and business assumptions made in such pro forma financial statements, (iii) unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarters ended March 31, 2015, and (iv) audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2014.

(k)Lender shall have received evidence of current insurance coverage in form, scope and substance reasonably satisfactory to Lender and otherwise in compliance with the terms of Sections 5.18 and 6.6.

(l)Lender shall have received the results of a recent lien search the jurisdictions where the Borrower is organized, and such search shall reveal no Liens on any of the assets of the Borrower except for Liens permitted by Section 6.14 or discharged on or prior to the Effective Date pursuant to a payoff letter or other documentation satisfactory to Lender.

4.2. Each Advance

.  Lender shall not be required to make any Advance unless on the applicable Borrowing Date:

(a)There exists no Default or Event of Default, nor would a Default or Event of Default result from such Advance.

(b)The representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date, and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.

ARTICLE V REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to Lender that:

5.1. Existence and Standing

.  Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2. Authorization and Validity

.  The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3. No Conflict; Government Consent

.  Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4. Financial Statements

.  The December 31, 2012 audited consolidated financial statements of the Borrower and its Subsidiaries, and their unaudited financial statements dated as of September 30, 2013, and December 31, 2013, heretofore delivered to Lender were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5. Material Adverse Change

.  Since the date of the most recent audited financial statements delivered to Lender there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6. Taxes

.  The Borrower and its Subsidiaries have filed all United States federal Tax returns and all other Tax returns which are required to be filed and have paid all Taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists.  No Tax Liens have been filed and no claims are being asserted with respect to any such Taxes.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any Taxes or other governmental charges are adequate.

5.7. Litigation and Contingent Obligations

.  There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Advances.  Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8. Subsidiaries

.  Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries.  All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.  The Subsidiary Bank is "well capitalized" (as defined in 12 C.F.R. 325.103(b)(1)).  No Subsidiary Bank is subject to any Regulatory Action that has not been disclosed in such Subsidiary Bank's call reports filed before the date of this Agreement.

5.9. ERISA

.  With respect to each Plan, the Borrower and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code and could not reasonably be subject to a lien under Section 430(k) of the Code or Title IV of ERISA.  Neither the Borrower nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard.

5.10. Accuracy of Information

.  No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11. Regulation U

.  Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12. Material Agreements

.  Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

5.13. Compliance With Laws

.  The Borrower and its Subsidiaries have complied and are in compliance in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.  The Borrower has complied in all material respects with all federal, state and local laws pertaining to bank holding companies, including without limitation the Bank Holding Company Act of 1956, as amended.

5.14. Ownership of Properties

.  Except as set forth on Schedule 5.14, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.14, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to Lender as owned by the Borrower and its Subsidiaries.

5.15. Plan Assets; Prohibited Transactions

.  The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Advances hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16. Environmental Matters

.  In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws.  On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a

Material Adverse Effect.  Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Material, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17. Investment Company Act

.  Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

5.18. Insurance

.  The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all their Property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and properties and risks as is consistent with sound business practice.

5.19Solvency.

(a)  Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Advance and after giving effect to the application of the proceeds of such Advances, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b)The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.20No Default.  No Default or Event of Default has occurred and is continuing.

ARTICLE VI COVENANTS

During the term of this Agreement, unless Lender shall otherwise consent in writing:

6.1. Financial Reporting

.  The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to Lender:

(a)Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles) audit report, with no going concern modifier, certified by independent certified public accountants acceptable to Lender, prepared in accordance with GAAP on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (a) any management letter prepared by said accountants.

(b)Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements (including sufficient detail for independent calculation of the financial covenants set forth in Section 6.16) and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(c)Within 45 days after the close of each fiscal quarter, copies of the quarterly (and where appropriate, annual) call reports and other regulatory reports, including, without limitation, FRY-9C and FRY-9LP reports filed by the Borrowers or any Subsidiary Bank with any regulatory authority, provided that, for any period for which the Borrower is required to file such FRY-9C and FRY-9LP reports semi-annually, only such semi-annual reports shall be delivered within 45 days after June 30 and December 31.

(d)Together with the financial statements required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

(e)Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(f)Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(g)As soon as available, to the extent allowed by law, copies of all Regulatory Actions that have not been disclosed in the Borrower’s most recent call report delivered to Lender affecting or pertaining to the Borrower or any Subsidiary Bank.

(h)Upon any Authorized Officer of the Borrower becoming aware of any adverse development in any Regulatory Action, a notice from the Borrower describing the nature thereof, the nature and status of such Regulatory Action, and, within a reasonable time thereafter, what action the Borrower proposes to take with respect thereto.

(i)Such other information (including non-financial information and environmental reports) as t Lender may from time to time reasonably request.

If any information which is required to be furnished to Lender under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to Lender at such earlier date.  Any financial statement required to be furnished pursuant to Section 6.1(a) or Section 6.1(b) shall be deemed to have been furnished on the date on which Lender receives notice that the Borrower has filed such financial statement with the Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to Lender without charge; provided that the Borrower shall give notice of any such filing to Lender (who shall then give notice of any such filing to Lender).  Notwithstanding the foregoing, the Borrower shall deliver paper copies of any such financial statement to Lender if Lender requests the Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by Lender.

6.2. Use of Proceeds

.  The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for general corporate purposes and backup liquidity.  The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U) or to make any Acquisition.

6.3. Notice of Event of Default

.  The Borrower will, and will cause each Subsidiary to, give notice in writing to Lender, promptly and in any event within 10 days after an Authorized Officer of the Borrower obtains knowledge thereof, of the occurrence of any of the following:

(a)any Default or Event of Default;

(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or governmental authority (including pursuant to any applicable Environmental Laws) against or affecting the Borrower or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect or that seeks to prevent, enjoin or delay the making of any Advances;

(c)with respect to a Plan, (i) any failure to pay all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code or (ii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard;

(d)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in material liability;

(e) any material change in accounting policies of, or financial reporting practices by, the Borrower or any Subsidiary; and

(f)any other development, financial or otherwise, that would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth the details of the event or development requiring such notice, and within a reasonable time after such notice, a statement detailing any action taken or proposed to be taken with respect thereto.

6.4. Conduct of Business

.  The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.5. Taxes

.  The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local Tax returns required by law and pay when due all Taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP.

6.6. Insurance

.  The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to Lender upon request full information as to the insurance carried.

6.7. Compliance with Laws and Material Contractual Obligations

.  The Borrower will, and will cause each Subsidiary to, (i) comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, and (ii) perform in all material respects its obligations under Material Agreements to which it is a party.

6.8. Maintenance of Properties

.  The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9. Inspection

.  The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each Subsidiary to, upon prior written notice to the Borrower and during normal business hours, permit Lender, by its respective representatives and agents, at Borrower's expense, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as Lender may designate.

6.10. Indebtedness

.  The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)The Loans.

(b)Indebtedness existing on the date hereof and described in Schedule 6.10 and any renewal or extension of such Indebtedness that does not increase the principal amount thereof.

(c)Indebtedness arising under Rate Management Transactions or other Financial Contracts, if any, in each case, that are entered into in the ordinary course of business and are non-speculative in nature.

(d)Indebtedness of the Borrower's Subsidiary Bank arising in the ordinary course of the banking business of the Borrower's Subsidiary Bank.

Notwithstanding the foregoing, Borrower shall be permitted to incur indebtedness in an amount no greater than $75,000,000.00, for the sole purposes of paying off indebtedness related to Borrower's participation in the Small Business Lending Fund program, and any excess for general corporate purposes.  Such indebtedness must be subordinated in all respects to the indebtedness of Borrower to Bank pursuant to the Credit Agreement, as amended hereby.  In consideration of the waiver of such prohibition against Borrower incurring the forgoing indebtedness, Borrower shall pay Bank a nonrefundable waiver fee in the amount of Ten Thousand and 00/100 Dollars ($10,000.00) simultaneously upon the execution of this Amendment.

6.11. Merger

; Negative Pledge.  The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person.  The Borrower will not sell, convey, grant, lease, gift, assign, encumber, mortgage, pledge or otherwise transfer any part of its right, title or interest in any Subsidiary Bank.

6.12. Sale of Assets

.  The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

(a)Sales of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business.

(b)The sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment.

(c)Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the 12-

month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

6.13. Acquisitions

.  The Borrower will not, nor will it permit any Subsidiary, to make any Acquisition other than a Permitted Acquisition.

6.14. Liens

.  The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(a)Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b)Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(c)Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(d)Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(e)Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution.

(f)Liens existing on the date hereof and described in Schedule 6.14.

(g)Liens on Property acquired in a Permitted Acquisition, provided that such Liens extend only to the Property so acquired and were not created in contemplation of such Permitted Acquisition.

6.15. Affiliates

.  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.16.Financial Covenants.

(a)Fixed Charge Coverage Ratio.  Borrower will maintain at all times a Fixed-Charge Coverage Ratio of not less than 1.35 to 1.00, calculated according to GAAP consistently applied and as reasonably measured by Lender on a trailing twelve (12) month basis.  For purposes of this Agreement, the "Fixed-Charge Coverage Ratio" shall be (i) the sum of (A) Borrower’s net income plus (B) Borrower’s interest expense plus (C) Borrower’s non-cash expenses less (D) Borrower's non-cash income less (E) shareholder dividends, divided by (ii) the sum of (A) Borrower’s interest expenses plus (B) 1/5th of the Commitment amount of any Indebtedness from Borrower to Lender plus (C) the amount of contractual principal payments required on any non-Lender Indebtedness by Borrower.

(b)Non-Performing Assets to Total Primary Capital Ratio.  Borrower will maintain at all times a ratio of nonperforming assets (defined as non-performing loans plus other real estate owned) not greater than fifteen percent (15%) of tangible capital (defined as the total common equity plus reserve for loan losses less intangible assets), as reasonably measured by Lender on a consolidated basis.  For purposes of this Section 6.16(b), the term "non-performing loans" shall have the definition ascribed to that term in Section 6.16(c).

(c)Loan Loss Reserves.  Borrower will maintain at all times a ratio of loan loss reserves to non-performing loans (defined as total non-accrual loans plus 90 days or more and still accruing) of not less than eighty five percent (85%), as reasonably measured by Lender on a consolidated basis.

(d)Total Risk-Based Capital Ratio.  Borrower maintain on a quarterly basis a "Total Risk-Based Capital Ratio" (the sum of Tier 1 Capital and Tier 2 Capital to Risk-Weighted Assets) of not less than thirteen percent (13%), as reasonably measured by Lender (for purposes of this Agreement, Tier 1 Capital, Tier 2 Capital and Risk-Weighted Assets shall be determined in accordance with the rules and regulations of the FDIC, as in effect on the date hereof); and

(e)Regulatory Capital.  The Borrower shall cause each Subsidiary Bank to be "well capitalized" (as defined in 12 C.F.R. § 325.103(b)(1)) at all times.

6.17.Resting Period.  The Borrowers shall cause the Revolving Loans to be paid in full, and no additional Revolving Loans shall be made or outstanding, for at least 30 consecutive days in each 12-month period following the Effective Date.

6.18.Further Assurances.  The Borrower will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to Lender such documents, agreements and instruments, and will take or cause to be taken such further actions, that may be required by law or that Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents, all in form and substance reasonably satisfactory to Lender and all at the expense of the Borrower.

ARTICLE VII DEFAULTS

The occurrence of any one or more of the following events shall constitute an Event of Default:

7.1.Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to Lender under or in connection with this Agreement, any Advance, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made or confirmed.

7.2.The Borrower fails to pay any (i) principal of any Loan when due, or (ii) interest upon any Loan, any non-usage fee, or any other obligation under any of the Loan Documents within three Business Days after it becomes due.

7.3.The breach by the Borrower of any of the terms or provisions of Section 6.

7.4.The breach by the Borrower (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within 30 days after the earlier of (i) the Borrower becoming aware of any such breach, or (ii) Lender notifying the Borrower of such breach.

7.5.Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness; or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Indebtedness or Lender under any Material Indebtedness Agreement to cause, such Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6.The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7.Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

7.8.Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9.The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $5,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith, or any action is legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment.

7.10.(i) With respect to a Plan, the Borrower or an ERISA Affiliate shall be subject to a lien in excess of $5,000,000 pursuant to Section 430(k) of the Code or Section 302(c) of ERISA or Title IV of ERISA, or (b) an ERISA Event shall have occurred that, in the opinion of Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

7.11.  Any Change in Control shall occur.

7.12.  The occurrence of any "default", as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any applicable grace period.

7.13.  Any Loan Document shall fail to remain in full force or effect, unless such Loan Document is cancelled or terminated in writing by Lender.

7.14. The Borrower or any Subsidiary Bank becomes subject to any Regulatory Action that could reasonably be expected to have a Material Adverse Effect.

7.15  The Subsidiary Bank is or becomes unable for any reason to pay dividends to Borrower.

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration; Remedies

.

(a)  If any Event of Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of Lender to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of Lender.  If any other Event of Default occurs, Lender may terminate or suspend the obligations of Lender to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(b)  If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of Lender to make Loans as a result of any Event of Default (other than any Event of Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, Lender (in its sole discretion) shall so direct, Lender shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

(c)  Upon the occurrence and during the continuation of any other Event of Default, Lender may, subject to the direction of Lender, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law.

8.2. Application of Funds

.  After the exercise of remedies provided for in Section 8.1 (or after the Obligations have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(a)), any amounts received by Lender on account of the Obligations shall be applied by Lender in the following order:

(a)First, to payment of fees, indemnities and other amounts (other than principal, interest, and non-usage fees) payable to Lender (including fees, charges and disbursements of counsel to Lender as required by Section 9.6 and amounts payable under Article III);

(b) Second, to payment of accrued and unpaid non-usage fees and interest on the Loans;

(c)Third, to payment of the unpaid principal of the Loans; and

(e)Last, the balance, if any, to the Borrower or as otherwise required by Law.

8.3. Amendments

.  Subject to the provisions of this Section 8.3, Lender and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of Lender or the Borrower hereunder or waiving any Default or Event of Default hereunder; provided,  however, that no such supplemental agreement shall:

(a)without the consent of Lender directly affected thereby, extend the final maturity of any Loan to a date after the Revolving Loan Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon or increase the amount of the Commitment of Lender.

(b)without the consent of Lender, extend the Revolving Loan Termination Date, or permit the Borrower to assign its rights under this Agreement.

(c)without the consent of Lender, amend this Section 8.3.

Notwithstanding anything to the contrary herein, Lender may, with the consent of the Borrower only, amend, modify, or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect, or inconsistency of a technical or immaterial nature, as determined in good faith by Lender.

8.4. Preservation of Rights

.  No delay or omission of Lender to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of an Advance notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Advance shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by Lender required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to Lender until the Obligations have been paid in full.

ARTICLE IX GENERAL PROVISIONS

9.1. Survival of Representations

.  All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Advances.

9.2. Governmental Regulation

.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Headings

.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4. Entire Agreement

.  The Loan Documents embody the entire agreement and understanding among the Borrower and Lender and supersede all prior agreements and understandings among the Borrower and Lender relating to the subject matter.

9.5. Several Obligations; Benefits of this Agreement

.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.6. Expenses; Indemnification

.

(a)  The Borrower shall reimburse Lender upon demand for all reasonable out-of-pocket expenses paid or incurred by Lender, including, without limitation, charges and disbursements of outside counsel to Lender in connection with the preparation, negotiation, execution, delivery, syndication, distribution, review, amendment, modification, and administration of the Loan Documents.  The Borrower also agrees to reimburse Lender for any costs, internal charges and out-of-pocket expenses, including charges and disbursements of outside counsel to Lender and/or the allocated costs of in-house counsel incurred from time to time, paid or incurred by Lender in connection with the collection and enforcement of the Loan Documents.  Expenses being reimbursed by the Borrower under this Section include, without limitation, the cost and expense of the Reports described in the following sentence.  The Borrower acknowledges that from time to time U.S. Bank may prepare and may distribute to Lender (but shall have no obligation or duty to prepare or to distribute to Lender) certain audit reports (the "Reports") pertaining to the Borrower’s assets for internal use by U.S. Bank from information furnished to it by or on behalf of the Borrower, after U.S. Bank has exercised its rights of inspection pursuant to this Agreement.

(b)The Borrower hereby further agrees to indemnify Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not Lender or any affiliate is a party thereto) that any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by Borrower or any of its Subsidiaries, any environmental liability related in any way to Borrower or any of its Subsidiaries, or any actual or prospective claim, litigation tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, or the direct or indirect application or proposed application of the proceeds of any Advance hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.  The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7. Numbers of Documents

.  All statements, notices, closing documents, and requests hereunder shall be furnished to Lender with sufficient counterparts.

9.8. Accounting

.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4;  provided, however that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at "fair value", as defined therein, or (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated matter as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or Lender shall so request, Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to Lender reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.

9.9. Severability of Provisions

.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10. Nonliability of Lender

.  The relationship between the Borrower on the one hand and Lender on the other hand shall be solely that of borrower and lender.  Lender shall not have any fiduciary responsibilities to the Borrower.  Lender does not undertake any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.  The Borrower agrees that Lender shall have no liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  Lender shall have no liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11. Confidentiality

.  Lender agrees to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to Lender and its respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which it is a party, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 11.2, (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder, (ix) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, and (x) to the extent such information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to Lender on a non-confidential basis from a source other than the Borrower.  Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and Lender with respect to any confidential information previously or hereafter received by Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by Lender with respect to such confidential information.  Lender acknowledges that Borrower may file a copy of this Agreement with the Securities and Exchange Commission on the EDGAR website on the Internet at www.sec.gov to the extent required by Borrower's status as a public company that is subject to the regulations and disclosure requirements of the Securities Exchange Act of 1934.

9.12. Nonreliance

.  Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Advances.

9.13. Disclosure

.  The Borrower and Lender hereby acknowledge and agree that U.S. Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.14. USA PATRIOT ACT NOTIFICATION

.  The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

Lender, if to the extent subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

ARTICLE X SETOFF; RATABLE PAYMENTS

10.1. Setoff

.  The Borrower hereby grants Lender a security interest in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrower with Lender or any Affiliate of Lender (the "Deposits").  In addition to, and without limitation of, any rights of Lender under applicable law, if the Borrower becomes insolvent, however evidenced, or any Event of Default occurs, Borrower authorizes Lender to offset and apply all such Deposits toward the payment of the Obligations owing to Lender, whether or not the Obligations, or any part thereof, shall then be due and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to Lender.

ARTICLE XI BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

11.1. Successors and Assigns

.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and Lender and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of Lender.  Any attempted assignment or transfer by any party not made in compliance with this Section 11.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with the terms of this Agreement.  The parties to this Agreement acknowledge that clause (ii) of this Section 11.1 relates only to absolute assignments and this Section 11.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee.  Lender may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof; provided, however, that Lender may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

11.2. Dissemination of Information

.  The Borrower authorizes Lender to disclose to any Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

ARTICLE XII NOTICES

12.1. Notices; Effectiveness; Electronic Communication

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

1. if to the Borrower, at its address or facsimile number set forth on the signature page hereof;
2. if to Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(a) Electronic Communications. Notices and other communications to Lender hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by Lender or as otherwise determined by Lender,  Lender or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(b) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
ARTICLE XIII COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

13.1. Counterparts; Effectiveness

.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by Lender, and when Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

13.2. Electronic Execution of Assignments

.  The words "execution," "signed," "signature," and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

14.3.Electronic Records.  Lender is authorized to create electronic images and to destroy paper originals of any imaged documents, and any such images maintained by Lender as part of its normal business processes shall be given the same legal effect as the paper originals.  Lender is authorized, when appropriate, to convert any instrument into a "transferable record" under the Uniform Electronic Transactions Act ("UETA"), with the image of such instrument in Lender's possession constituting an "authoritative copy" under UETA.

ARTICLE XIV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

CHOICE OF LAW

.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF MISSOURI, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

CONSENT TO JURISDICTION

.  THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN ST. LOUIS, MISSOURI IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST LENDER OR ANY AFFILIATE OF LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN ST. LOUIS, MISSOURI.

WAIVER OF JURY TRIAL

.  THE BORROWER, LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower and Lender have executed this Agreement as of the date first above written.

COBIZ FINANCIAL, INC., as Borrower

By:

Name:

Title:

Address:

Attn:

Phone:

Fax:

Commitments

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:

Name:

Title:

Address:

Attn:

Phone:

Fax:

SCHEDULE I
Commitments

Lender	Revolving Commitment
U.S. BANK NATIONAL ASSOCIATION	$ 20,000,000.00
TOTAL COMMITMENTS	$ 20,000,000.00

EXHIBIT A

CORPORATE RESOLUTION

TO:U.S. BANK NATIONAL ASSOCIATION ("Lender") as lender pursuant to that certain Amended and Restated Credit Agreement dated as of June 19, 2015 (the "Credit Agreement").

RESOLVED: That this corporation, CoBiz Financial Inc., proposes to obtain credit from time to time, or has obtained credit, from Lender.

BE IT FURTHER RESOLVED, that the holder of any one of the following offices:

Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer

of this corporation be and they are hereby authorized and empowered for and on behalf of and in the name of this corporation and as its corporate act and deed:

(a)To borrow money from Lender and to assume any liabilities of any other person or entity to Lender, in such form and on such terms and conditions as shall be agreed upon by those authorized above and Lender, including, without limitation, a revolving loan from Lender in the original principal amount of $20,000,000.00, and to sign and deliver to Lender the Credit Agreement, such promissory notes and other evidences of indebtedness for money borrowed or advanced and/or for indebtedness assumed as Lender shall require; such promissory notes or other evidences of indebtedness may provide that advances be requested by telephone communication and by any officer, employee or agent of this corporation so long as the advances are deposited into any deposit account of this corporation with Lender; this corporation shall be bound to Lender by, and Lender may rely upon, any communication or act, including telephone communications, purporting to be done by any officer, employee or agent of this corporation provided that Lender believes, in good faith, that the same is done by such person.

(b)To contract for the issuance by Lender of letters of credit, to discount with Lender notes, acceptances and evidences of indebtedness payable to or due this corporation, to endorse the same and execute such contracts and instruments for repayment thereof to Lender as Lender shall require, and to enter into any swap, derivative, foreign exchange, hedge or other similar transaction or arrangement with or through Lender.

(c)To mortgage, encumber, pledge, convey, grant, assign or otherwise transfer all or any part of this corporation's real or personal property for the purpose of securing the payment of any of the promissory notes, contracts, instruments and other evidences of indebtedness authorized hereby, and to execute and deliver to Lender such deeds of trust, mortgages, pledge agreements, security agreements and/or other related documents as Lender shall require.

(d)To perform all acts and to execute and deliver all documents described above and all other contracts and instruments which Lender deems necessary or convenient to accomplish the purposes of this resolution and/or to perfect or continue the rights, remedies and security interests to be given to Lender pursuant hereto, including without limitation, any modifications, renewals and/or extensions of any of this corporation's obligations to Lender, however evidenced; provided that the aggregate principal amount of all sums borrowed and credits established pursuant to this resolution shall not at any time exceed the sum of $20,000,000.00 outstanding and unpaid.  Loans made pursuant to a special resolution and loans made by offices of Lender other than the office to which this resolution is delivered shall be in addition to the foregoing limitation.

BE IT FURTHER RESOLVED, that the authority hereby conferred is in addition to that conferred by any other resolution heretofore or hereafter delivered by this corporation to Lender and shall continue in full force and effect until Lender shall have received notice in writing, certified by the Secretary of this corporation, of the revocation hereof by a resolution duly adopted by the Board of Directors of this corporation. Any such revocation shall be effective only as to credit which is extended or committed by Lender, or actions which are taken by this corporation pursuant to the resolutions contained herein, subsequent to Lender's receipt of such notice. The authority hereby conferred shall be deemed retroactive, and any and all acts authorized herein which were performed prior to the passage of this resolution are hereby approved and ratified.

CERTIFICATION

I, Mary Perrott Smith, Secretary of CoBiz Financial Inc., a corporation created and existing under the laws of Colorado, do hereby certify and declare that the foregoing is a full, true and correct copy of the resolutions duly passed and adopted by the Board of Directors of said corporation, by written consent of all Directors of said corporation or at a meeting of said Board duly and regularly called, noticed and held on May 15, 2015, at which meeting a quorum of the Board of Directors was present and voted in favor of said resolutions; that said resolutions are now in full force and effect; that there is no provision in the Articles of Incorporation or Bylaws of said corporation, or any shareholder agreement, limiting the power of the Board of Directors of said corporation to pass the foregoing resolutions and that such resolutions are in conformity with the provisions of such Articles of Incorporation and Bylaws; and that no approval by the shareholders of, or any of the outstanding shares of, said corporation is required with respect to the mailers which are the subject of the foregoing resolutions.

IN WITNESS WHEREOF, I have hereunto set my hand, and if required by Lender affixed the corporate seal of said corporation, as of ____________________, 2015.

Mary Perrott Smith, Secretary

CERTIFICATE OF INCUMBENCY

To:U.S. BANK NATIONAL ASSOCIATION ("Lender") as lender pursuant to that certain Amended and Restated Credit Agreement dated as of June 19, 2015 (the "Credit Agreement").

The undersigned, Mary Perrott Smith, Secretary of CoBiz Financial Inc., a corporation created and existing under the laws of Colorado, hereby certifies to Lender that: (a) each of the following named persons are duly elected officers of this corporation and presently hold the titles specified below; (b) said officers are authorized to act on behalf of this corporation in transactions with Lender; and (c) the signature opposite each officer's name is his or her true signature:

TitleNameSignature

Chairman & CEOSteven Bangert

Executive ViceLyne Andrich

President, CFO

Chief Accounting Officer Troy Dumlao

The undersigned further certifies that if any of the above-named officers change, or if, at any time, any of said officers are no longer authorized to act on behalf of this corporation in transactions with Lender, this corporation shall immediately provide to Lender a new Certificate of Incumbency. Lender is hereby authorized to rely on this Certificate of Incumbency until a new Certificate of Incumbency certified by the Secretary of this corporation is received by Lender.

IN WITNESS WHEREOF, I have hereunto set my hand, and if required by Lender affixed the corporate seal of said corporation, as of _______________, 2015.

Mary Perrott Smith, Secretary

EXHIBIT B

COMPLIANCE CERTIFICATE

To:U.S. Bank National Association

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit Agreement dated as of June 19, 2015 (as amended, modified, renewed or extended from time to time, the "Agreement"), among COBIZ FINANCIAL, INC., a Colorado corporation (the "Borrower"), and U.S. Bank National Association, as Lender.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.I am the duly elected __________ of the Borrower;

2.I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

5. Schedule II attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement, the Negative Pledge Agreement and the other Loan Documents and the status of compliance.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this __ day of _______, 20___.

_________________________

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of [_________], 20[__] with
Provisions of Section 6.16 of
the Agreement

Section 6.16(a)

Fixed Charge Coverage Ratio

of Borrower

(Minimum: 1.35 to 1.0)______ to 1.0

Section 6.16(b)

Non-Performing Assets to Total Primary Capital

of Borrower and its Subsidiaries

determined on a consolidated basis

(Maximum: 15.00%)__________%

Section 6.16(c)

Loan Loss Reserves to Non-Performing Loans

of Borrower and its Subsidiaries

determined on a consolidated basis

(Minimum: 85.00%)__________%

Section 6.16(d)

Total Risk-Based Capital Ratio

of Borrower and its Subsidiaries

determined on a consolidated basis

(Minimum: 13.00%)__________%

Section 6.16(e)

The Subsidiary Bank [is] / [is not] "well capitalized."

SCHEDULE II TO COMPLIANCE CERTIFICATE

Reports and Deliveries Currently Due

EXHIBIT C

[FORM OF] BORROWING NOTICE

TO:U.S. Bank National Association, as Lender (the "Lender ") under that certain Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), dated as of June 19, 2015, among CoBiz Financial, Inc. (the "Borrower") and Lender.

Capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

The undersigned Borrower hereby gives to Lender a Borrowing Request pursuant to Section 2.6 of the Credit Agreement, and the Borrower hereby requests to borrow on _______________, 20__ (the "Borrowing Date"), from Lender, the principal Dollar Amount of $___________ in Revolving Loans as a Base Rate Advance (in Dollars).

The undersigned hereby certifies to Lender that (i) all of the representations and warranties of the Borrower set forth in the Credit Agreement are true and correct (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) on and as of the date of the Advance requested herein; (ii) at the time of and immediately after giving effect to such Advance, no Default shall have occurred and be continuing; and (iii) all other relevant conditions set forth in Section 4.2 of the Credit Agreement have been satisfied.

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be executed by its authorized officer as of the date set forth below.

Dated:  _______________, 20__

By:
Name:
Title:

EXHIBIT D

[FORM OF] REVOLVING NOTE

[Date]

CoBiz Financial, Inc., a Colorado corporation (the "Borrower"), promises to pay to the order of ____________________________________ (the "Lender") [$________], or such lesser amount that constitutes the aggregate unpaid principal amount of all Revolving Loans made by Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the applicable office of U.S. Bank National Association, as Lender, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.  The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Revolving Loan Termination Date.

Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of June 19, 2015 (which, as it may be amended or modified and in effect from time to time, is herein called the "Agreement"), among the Borrower and Lender, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

In the event of default hereunder, the undersigned agree to pay all costs and expenses of collection, including reasonable attorneys’ fees.  The undersigned waive demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MISSOURI WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

COBIZ FINANCIAL, INC.

By:
Print Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
REVOLVING NOTE OF COBIZ FINANCIAL, INC.,
DATED JUNE 19, 2015

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance